UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Lumber Liquidators, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2008

To Our Stockholders:

The Annual Meeting of the Stockholders of Lumber Liquidators, Inc. (the “Company”) will be held on Thursday, May 15, 2008, at 11:00 a.m., at the Company’s headquarters located at 3000 John Deere Road, Toano, Virginia, for the following purposes:

1.	To elect two directors to hold office until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified (Proposal One);

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 (Proposal Two); and

3.	To consider and act upon any other business which may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 25, 2008 are entitled to notice of, and to vote at, the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this letter.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the Annual Meeting. All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the Annual Meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help the Company reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Any stockholder who later finds that he or she can be present at the Annual Meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

By order of the Board of Directors

E. Livingston B. Haskell

Secretary

Toano, Virginia

April 11, 2008

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lumber Liquidators, Inc. (the “Company”) for use at the 2008 Annual Meeting of Stockholders to be held on Thursday, May 15, 2008, at the time and place set forth in the notice of the meeting, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and form of proxy are first being mailed to stockholders is April 11, 2008.

If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified, proxies will be voted in favor of the proposals set forth in this proxy statement. In addition, if other matters properly come before the meeting or any adjournments or postponements thereof, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on these matters in accordance with their best judgment. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the meeting, or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when a majority of the common stock entitled to vote at the Annual Meeting is present either in person or by proxy. Abstentions, broker non-votes and votes withheld for director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. With respect to the election of directors, such election will be decided by plurality vote of the votes cast at the Annual Meeting, either in person or by proxy. The two nominees for director receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected. Other than the election of directors, the affirmative vote of a majority of the votes cast at the Annual Meeting on each proposal, either in person or by proxy, is required for the approval of each proposal. Stockholders who abstain from voting on any or all proposals will be included in the number of stockholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote. Our transfer agent will tabulate the votes cast by each proxy and in person at the Annual Meeting.

We, the Company, will bear the cost of the solicitation. In addition to mailing this material to stockholders, we have asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. We will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Our officers and regular employees, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Our principal executive offices are located at 3000 John Deere Road, Toano, Virginia 23168, telephone number (757) 259-4280.

Record Date and Voting Securities

Only stockholders of record at the close of business on March 25, 2008 are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote 26,746,702 shares of common stock, $0.001 par value per share. Each outstanding share of our common stock entitles the record holder to one (1) vote on each matter.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is currently fixed at seven (7) members divided into three classes, with each class having as nearly as possible one-third of the total number of directors. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The initial term of our Class I directors will end at this year’s annual meeting of stockholders. The initial term of office of our Class II directors will end at the annual meeting of stockholders in 2009 and the initial term of office for our Class III directors will end at the annual meeting of stockholders in 2010. Each director serves a three year term and will continue in office until a successor has been elected and qualified, subject to earlier resignation, retirement or removal from office. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Jeffrey W. Griffiths and Martin F. Roper for reelection to the Board as Class I directors for three-year terms ending 2011. The following pages set forth certain information concerning the nominees and the directors whose terms of office will continue after the Annual Meeting.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by the Board, to the extent consistent with our Certificate of Incorporation and our Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Nominees for Election for Terms Expiring in 2011 (Class I)

Jeffrey W. Griffiths, 57, has been the president and chief executive officer of Lumber Liquidators since September 2006, and a director of Lumber Liquidators since October 2006. Mr. Griffiths was previously the president and chief executive officer of video game retailer Electronics Boutique Holdings Corp. (“EB”) from 2001 through 2005, when EB merged with GameStop Corp. Mr. Griffiths’ career at EB spanned more than 20 years. He served as vice president and senior vice president of merchandising, marketing and distribution for EB from 1987 to 1996 and from 1996 to 2001, respectively. Mr. Griffiths also served as a director of EB from 2001 to 2005 and of Game PLC, formerly Electronics Boutique PLC, from 1995 to 1997. Mr. Griffiths holds a B.A. in history from Albright College and an M.B.A. from Temple University. He serves on the board of directors of THQ, Inc., on the board of trustees of Albright College and the board of directors of the Philadelphia Academies Inc.

Martin F. Roper, 45, has been a director of Lumber Liquidators since April 2006. Mr. Roper is the president and chief executive officer of The Boston Beer Company, Inc., where he has worked since 1994 and has been a director since 1999. Prior to assuming that position in January 2001, he had served as the president and chief operating officer of that company since December 1999. Mr. Roper holds a B.A. in engineering and M.A. in engineering in manufacturing technology from Cambridge University and an M.B.A. from Harvard Business School. He serves on the board of directors of The Boston Beer Company, Inc.

The Board of Directors recommends a vote FOR the

election of Messrs. Griffiths and Roper.

Incumbent Directors Whose Terms Expire in 2009 (Class II)

Douglas T. Moore, 51, has been a director of Lumber Liquidators since April 2006. Mr. Moore currently serves as Senior Vice President, President-Appliances for Sears Holdings Corporation. In this capacity, he leads the appliance business across the corporation, which includes directing the Kenmore brand. From 2007 to 2008, Mr. Moore served as Senior Vice President, Hardlines-Merchandising for Sears where he was the chief merchant for the appliance, lawn and garden, tools, home electronics and sporting goods businesses. Prior to joining Sears,

Mr. Moore served for 17 years as a senior executive of Circuit City Stores, Inc., with his last position as executive vice president, chief merchandising officer. Mr. Moore has also held operational and consumer marketing positions at AMF Bowling, Inc., A.H. Robins Company, Inc. and the Carnation Company. He received his undergraduate degree and M.B.A. from the University of Virginia.

Richard D. Tadler, 51, has been a director of Lumber Liquidators since December 2004. Mr. Tadler is a managing director of TA Associates, Inc. He has been associated with TA Associates, Inc. since 1987, specializing in healthcare and specialty service businesses. Mr. Tadler holds a B.S. in finance from the McIntire School of Commerce at the University of Virginia and an M.B.A. from the Wharton School of Finance. He is currently a director of several privately held companies and non-profit organizations.

Incumbent Directors Whose Terms Expire in 2010 (Class III)

Macon F. Brock, Jr., 66, has been a director of Lumber Liquidators since November 2007. Mr. Brock is a founder of Dollar Tree Stores, Inc. He served as the president of Dollar Tree from 1986 until 2001 and as chief executive officer from 1993 until 2003. He has been a director of Dollar Tree since 1986 and chairman of the board since 2001. Until 1991, Mr. Brock was an officer and director of K&K Toys, Inc. Mr. Brock is chairman of Randolph-Macon College. Mr. Brock also serves on the boards of directors of several smaller privately held companies and non-profit organizations. Mr. Brock earned his B.A. from Randolph-Macon College and served as a Captain in the U.S. Marine Corps. He was a special agent for U.S. Naval Intelligence before entering the retail business.

John M. Presley, 47, has been a director of Lumber Liquidators since April 2006. In May 2006, Mr. Presley joined Fifth Third Bancorp as head of strategic initiatives, where he is responsible for executing market banking strategies in existing and emerging markets. He previously served as chief financial officer for Marshall & Ilsley Corp. from 2004 to 2006, and was chief financial officer of National Commerce Financial Corp. in Memphis, Tennessee, and president and chief executive officer of First Market Bank in Richmond, Virginia. Mr. Presley holds a B.A. in economics and business administration from Rhodes College.

Thomas D. Sullivan, 48, is our founder and has been the chairman of the Board of Directors since our inception in 1994. Prior to September 2006, Mr. Sullivan also served as our president and chief executive officer since our incorporation in 1994. He currently heads our marketing and advertising departments and is active in our efforts to locate product purchase opportunities. Mr. Sullivan serves on the board of directors of Dilon Technologies, LLC and several other privately held companies.

GOVERNANCE OF THE COMPANY

We are committed to having sound corporate governance principles. Our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, our Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on our website, www.lumberliquidators.com, and are also available in print, free of charge, to any stockholder who requests them. Such requests should be directed to Investor Relations Department, Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Independence

The Board in its business judgment has determined that the following five of its seven members are independent from us, including under the independence standard contained in rules of the New York Stock Exchange: Macon F. Brock, Jr., Douglas T. Moore, John M. Presley, Martin F. Roper and Richard D. Tadler. In reaching this conclusion, the Board considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. Our non-management directors had no relationships with us, other than as directors and stockholders and those described below in “Certain Relationships and Related Transactions.”

Lead Outside Director

Our Corporate Governance Guidelines provide for a lead outside director to be elected by vote of the outside directors to serve in that role either until the expiry of his or her then-current term as a director or until the outside directors otherwise choose to elect a new lead outside director. The lead outside director is responsible for coordinating the activities of the other outside directors, including the establishment of the agenda for executive sessions of the outside directors, with or without the presence of management. Currently, Mr. Presley serves as our lead outside director.

Committees of the Board

In conjunction with our initial public offering (“IPO”) in November 2007, the Board established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each composed of directors the Board has determined to be independent. None of the committees met in 2007. Each committee operates pursuant to a written charter adopted by the Board that sets forth its roles and responsibilities and provides for an annual evaluation of its performance. The charters of all three committees are available at the investor relations page of our website at www.lumberliquidators.com and will be provided to any stockholder without charge upon the stockholder’s written request to our corporate secretary. Each year, committee and committee chair assignments will be made at the Board of Directors meeting immediately following the annual meeting of stockholders. The current composition of each committee is as follows:

Audit	Compensation	Nominating and Corporate Governance
John M. Presley*	Martin F. Roper*	Douglas T. Moore*
Douglas T. Moore	Macon F. Brock, Jr.	Macon F. Brock, Jr.
Martin F. Roper	Richard D. Tadler	John M. Presley

*	Indicates chairperson of the committee.

The Board may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.

Audit Committee. The Audit Committee assists the Board in fulfilling the oversight responsibility of the Board to the stockholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee approves procedures for the pre-approval of audit and non-audit services provided to the Company by any independent auditors. It is also responsible for establishing, publishing, maintaining and overseeing the Company’s “whistleblower” procedures and its compliance and ethics program.

The Board in its business judgment has determined that all of the members of the Audit Committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. The Board also has determined that all of the Committee members are financially literate as defined by the rules of the New York Stock Exchange and that Mr. Presley qualifies as an audit committee financial expert as defined by regulations of the Securities and Exchange Commission (“SEC”).

No member of the Audit Committee served on any audit or similar committee of any other publicly held company in 2007.

Compensation Committee. The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee also has produced an annual report on executive compensation that is included in this Proxy Statement. The Board in its business judgment has determined that all of the members of the Compensation Committee are independent, as determined in accordance with the rules of the New York Stock Exchange.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in implementing sound corporate governance principles and practices. The Nominating and Corporate Governance Committee is charged with considering and recruiting individuals qualified to become Board members, conducting inquiries into the background, independence and qualifications of any candidates and recommending to the Board the director nominees. It also reviews the qualifications and independence of the members of the Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board. The Board in its business judgment has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as determined in accordance with the rules of the New York Stock Exchange.

The Nominating and Corporate Governance Committee will consider timely stockholder recommendations for candidates to serve on the Board. Such recommendations shall be sent to our Corporate Secretary and shall include (1) all information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such other information as may be required by the Company pursuant to any policy governing the selection of directors, and (2) a written consent from the recommended individual to being named in the proxy statement as a nominee and to serving as a director if elected. If the recommendation is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2009 Annual Meeting, the recommendation must be received within the time frame set forth in “Deadlines for Submission of Stockholder Proposals” below. Nominees for director shall be selected in the context of an assessment of the perceived needs of the Board at the time and on the basis of, among other things, the following:

• strength of character	• specific areas of expertise
• judgment	• understanding of our business
• skill	• principles of diversity
• education	• reputation
• business experience	• other personal attributes or special talents

Nominees should also be willing to spend the time necessary to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

Board and Committee Attendance and Executive Sessions

During fiscal year 2007, the Board held a total of seven meetings (six before and one after our IPO) and took additional actions by unanimous written consent. It is the practice of the Board to hold an executive session without management present at each of the meetings of the Board of Directors. During fiscal year 2007, each director attended at least 75% of all of the meetings of the Board during the period for which he served on the Board. It is expected that all of our directors will attend the 2008 Annual Meeting of Stockholders.

Stockholder Communications to the Board

Stockholders may contact an individual director, the Board as a group, the Lead Outside Director or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168, Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded stockholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth biographical information for all executive officers of the Company. Such information with respect to our chairman, Thomas D. Sullivan, and our president and chief executive officer, Jeffrey W. Griffiths, is set forth above in the “Proposal One—Election of Directors” section.

Daniel E. Terrell, 43, has been the chief financial officer of Lumber Liquidators since October 2006. Prior to assuming this position, Mr. Terrell served as our controller from November 2004. Mr. Terrell was previously the vice president, controller & credit of Peebles Inc., a specialty apparel retailer that he joined in 1990 and where he continued to work after it was acquired in 2003 by Stage Stores, Inc. Before joining Peebles, Mr. Terrell worked for Ernst & Young. Mr. Terrell holds a B.S. in accounting from Virginia Tech.

E. Livingston B. Haskell, 35, has been the secretary and general corporate counsel of Lumber Liquidators since July 2006. Prior to assuming this position, Mr. Haskell was a partner at Williams Mullen and, before February 2006, was an associate at that firm. Mr. Haskell holds a B.S. in finance and marketing from the McIntire School of Commerce at the University of Virginia and a J.D. from Washington and Lee University.

Rick A. Boucher, 50, has been the senior vice president, supply chain of Lumber Liquidators since July 2007. Prior to assuming this position, Mr. Boucher served more than 22 years with Cadbury Schweppes PLC as the North American vice president of logistics and distribution. Mr. Boucher holds a B.D. in business administration from Niagara College.

E. Jean Matherne, 53, has been the senior vice president, human resources of Lumber Liquidators since January 2008. Prior to assuming this position, Ms. Matherne was the senior vice president human resources and organizational development from 2005 to 2006 for Collegiate Funding Services, a division of JP Morgan Chase. She worked from 2000 to 2005 as the vice president, human resources for Hamilton Beach/Proctor-Silex, Inc. Prior to that employment, she worked for Albright & Wilson Americas, Inc., an international chemical company, for 11 years, where among other positions, she was vice president of human resources and organizational development. Ms. Matherne holds a B.A. in sociology from the University of Houston.

Robert M. Morrison, 52, has been the senior vice president, store operations of Lumber Liquidators since January 2006. Prior to assuming this position, Mr. Morrison worked at and was part-owner of Morrison/Fleming Solutions from May 2005. Mr. Morrison was also president of Artistic Tile, Inc. from 2004 to 2005 and senior vice president and chief operating officer of Waterworks Inc. from 1999 to 2004. Mr. Morrison holds a B.S. in geology from Michigan State University.

Marco Q. Pescara, 43, has been the senior vice president, direct marketing and advertising of Lumber Liquidators since April 2006. Prior to assuming this position, Mr. Pescara served for more than five years as the vice president of direct response and marketing integration at Hickory Farms, Inc. Mr. Pescara holds a B.S. from the University of Toledo, an M.S. from Boston University and an M.B.A. from the University of Pittsburgh.

Andrew P. Shulklapper, 45, has been the senior vice president, merchandising of Lumber Liquidators since February 2007. Prior to assuming this position, Mr. Shulklapper was the division merchandise manager, consumer electronics for Sears Holdings Corporation from 2004 until 2007 and vice president, global market research for Displaysearch from 2003 to 2004. He also worked at Circuit City Stores, Inc. for twelve years, and the last position he held there was assistant vice president for consumer electronics. Mr. Shulklapper holds a B.A. in economics from the University of Vermont.

Kenneth M. Strohschein, 37, has been the senior vice president, information technology of Lumber Liquidators since February 2006. Prior to assuming this position, Mr. Strohschein worked for Hickory Farms, Inc. from 2003, where he served as vice president of management information systems, chief information officer of that company from 2004 to 2006. Mr. Strohschein also worked for ten years at Busch’s Incorporated, a supermarket chain where, among other positions, he served as director of information technology for eight years. Mr. Strohschein holds a B.S. in management information systems from Kennedy-Western University.

H. Franklin Marcus, Jr., 62, has been the vice president, finance and treasurer of Lumber Liquidators since October 2006. Prior to assuming this position, Mr. Marcus served as our chief financial officer from 2001 to 2006 and our secretary from 2004 to 2006. Mr. Marcus holds a B.S. in accounting from the McIntire School of Commerce at the University of Virginia.

Tyler C. Greenan, 39, has been the vice president, store operations of Lumber Liquidators since 2003. Prior to assuming this position, Mr. Greenan served as a regional manager and our vice president of store operations from 1998. Mr. Greenan holds a B.A. in Architecture from the University of Miami.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our overall compensation philosophy is to maintain effective compensation programs that are as simple and flexible as possible, and permit us to make responsive adjustments to changing market conditions. We strive to provide our executive officers with compensation that is competitive within our industry, considering, among other things, geographic location. In doing so, we seek to attract and retain the key employees necessary to achieve the continued success of our business while remaining mindful of our desire to control costs.

Prior to 2006, our founder and chairman of the Board (formerly our president and chief executive officer), Mr. Sullivan, was responsible for making all non-equity based compensation decisions. Equity grants were not a regular part of our compensation program and very few equity grants had ever been made. In 2006, before Mr. Griffiths began serving as our president and chief executive officer, Mr. Sullivan continued to make all non-equity based compensation decisions, except for decisions regarding our annual bonus program, which were made in consultation with the Board. In 2007, prior to our IPO, Mr. Griffiths made all non-equity based compensation decisions, subject to Board oversight for annual bonus determinations, and equity compensation decisions were made by the Board. After the completion of our IPO in November 2007, the Compensation Committee of the Board assumed responsibility for implementing and administering our compensation plans and programs.

Prior to 2004, our senior management consisted of Mr. Sullivan and a small team of executives. In 2004, we began hiring additional members of senior management to manage our growth and strengthen our infrastructure with a view toward preparing for and consummating our IPO. By the end of 2006, we had significantly increased our senior management team. In 2006, most of these new executives and a number of executives with longer tenures were granted stock options intended to incentivize them to help achieve the completion of the IPO and to strive to ensure our continued growth and success both before and after our IPO.

2007 Compensation Program

In 2007, we continued to employ a mix of base salary, annual cash bonus awards and equity incentive awards to compensate our executive officers. In setting the value and combination of the various components, we sought to align our executives’ compensation with each executive’s individual performance and with the Company’s performance on both a short-term and long-term basis.

Base Salary. Base salary amounts were originally negotiated with our executive officers when they joined the Company and, accordingly, we believe they reflected the compensation levels that were necessary to attract them. In March and April 2007, Mr. Griffiths reviewed the base salary for each executive officer other than himself and Mr. Sullivan. In conducting his review, he considered a variety of factors, including the executive’s tenure and scope of responsibilities, and applied his general retail industry knowledge and expertise. He then adjusted certain salaries where appropriate. With regard to the named executive officers, Mr. Greenan’s base salary was set in late 2006 when his compensation arrangement was amended to eliminate the commission payment component and was not adjusted in 2007. Mr. Morrison received a 3% increase in his base salary, which had been negotiated the prior year when he was hired by the Company. Mr. Terrell’s base salary was increased in large part due to his transition to his current position as our chief financial officer.

The Board reviewed the base salaries for Mr. Griffiths and Mr. Sullivan. Mr. Griffiths’ annual base salary of $500,000 was set in his employment agreement and was not increased in 2007. Mr. Sullivan’s annual base salary of $300,000 was set in 2006 by the Board and, after a review of his responsibilities with and contributions to the Company, was not changed in 2007.

Annual Cash Bonus Awards. Under our Annual Bonus Plan for Executive Management, our senior executives were eligible to receive an annual cash bonus based equally on each individual’s performance against established personal goals and the Company’s general financial performance in 2007. The maximum annual cash bonus amount, or target bonus amount, for each individual was equal to a certain percentage of the executive’s annual base salary, and the 2007 percentages were consistent with 2006. Specifically, with respect to our named executive officers, the following target bonus amounts were applied for 2007:

Executive	2007 Base Salary(1)	2007 Annual Target Percentage	2007 Target Annual Bonus Amount
Mr. Griffiths	$500,000	100%	$500,000
Mr. Terrell	$200,000	50%	$100,000
Mr. Greenan	$230,000	50%	$115,000
Mr. Morrison	$283,250	75%	$212,438
Mr. Sullivan	$300,000	100%	$300,000

(1)	These figures represent the base salary set for each individual after the 2007 reviews.

The individual goals for 2007 for the executive officers other than the Mr. Griffiths and Mr. Sullivan were a combination of qualitative and quantitative measures that were developed for each individual by Mr. Griffiths and/or Mr. Sullivan, and varied based upon the executive’s role and responsibility within the Company. Such measures included, among other things, operational, procedural and developmental criteria as well as objectives related to our IPO. The individual goals for Mr. Griffiths and Mr. Sullivan were determined by the Board. Due to the dynamics of our significant investment in management infrastructure, our proposed IPO and a fluid macroeconomic environment, specific financial performance goals for the Company were not set for 2007.

For purposes of awarding the annual cash bonuses for 2007, Mr. Griffiths made recommendations to the Compensation Committee regarding the proposed payout for each executive officer, including himself. For the individual portion of the annual cash bonus, the recommendations included an assessment of each executive officer’s performance against individual goals and general contribution to successful operations. The Compensation Committee considered the recommendations and, in its discretion, awarded 75% of the portion of the bonus related to individual performance, or 37.5% of the target bonus, to each executive officer. In addition, the Compensation Committee awarded Mr. Terrell an additional $100,000 bonus in recognition of his extraordinary contributions to the Company during our IPO process.

For the portion of the annual cash bonus related to the general financial performance of the Company, the recommendation presented by Mr. Griffiths to the Compensation Committee considered a number of financial measures, including overall sales growth, gross profit and gross margin, operating income, net income and the number of new locations opened during 2007. The Compensation Committee considered the recommendation and, in its discretion, awarded 50% of the portion of the bonus related to the Company’s general financial performance, or 25% of the target bonus, to each executive officer.

Accordingly, our named executive officers were awarded the following total annual bonuses for 2007:

Executive	2007 Annual Bonus
Mr. Griffiths	$312,500
Mr. Terrell	$162,500
Mr. Greenan	$71,875
Mr. Morrison	$132,700
Mr. Sullivan	$187,500

Equity Incentive Awards. The long-term component of our compensation program consists of the grant of equity awards that are intended to create a mutuality of interest with stockholders by motivating our executive officers to manage our business so that our stockholders’ investment will grow in value over time. The equity awards are also intended to reward longevity and increase retention, as we do not maintain a defined benefit pension plan or provide other post-retirement medical or life benefits. Because no benefit is received unless our stock price performs favorably over the term of the equity incentive award, such awards are intended to provide incentives for executive officers to enhance our long-term performance, as reflected in stock price appreciation over the long term, thereby increasing stockholder value.

As a private company, we had limited the number of times per year we granted options to our employees, including our executives, and did not have a practice of making equity grants at any particular time during the year. We prepared a valuation of our common stock in connection with each grant as a private company. In 2006, we granted stock options for the first time to most of our executive management team, including each named executive officer other than Mr. Sullivan, and certain other long-term employees.

In 2007, the Board granted stock options to certain executives who were either hired in 2007 or had not previously received an option award. One executive was granted stock options in April 2007, and certain of other executives were granted options in conjunction with the IPO in November 2007. In conjunction with our IPO, the Board granted stock options or restricted stock awards to every employee with one year of service or more to the Company, except for those executives and employees to whom stock options had been previously granted. Given that they had previously received equity awards or, in the case of Mr. Sullivan, already owned a sizeable percentage of the Company’s common stock, the named executive officers were not granted equity awards in 2007.

Certain executive stock option agreements contained a provision that allowed the vesting schedule of stock options to be accelerated by one year in the event of certain specified triggering events. Accordingly, in connection with the IPO in November 2007, certain executives’ stock option vesting schedules were accelerated by a one-year period. Typically, the stock options vest annually over a four-year period.

2008 Compensation Program

Under the leadership of the Compensation Committee, we will continue to manage compensation with the following objectives:

•	to maintain a straightforward and flexible program that allows us to make adjustments in response to changes in market conditions;

•	to provide compensation packages necessary to attract and retain key executives to help ensure that we remain competitive;

•	to provide non-equity incentive compensation that depends on the executive’s individual performance, and our financial performance, as compared against established goals; and

•	to provide an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

To achieve these objectives, we will continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards. Base salary will remain a key component of our executive compensation, allowing us to attract and retain qualified executives. The annual cash bonus will be used to incentivize all of our executives to successfully coordinate efforts, in both the short and long terms, to enhance the Company, and therefore stockholder, value. The annual cash bonuses will continue to be awarded on the basis of a combination of the Company’s achievement of certain objective financial performance measures and individual attainment of personal goals. Finally, equity awards will continue to be awarded to executives in the form of stock options, restricted stock and/or unrestricted stock in a manner that seeks to align management’s interests with long-term stockholder interests.

We intend to engage in benchmarking studies to assess our total compensation levels and the types of compensation we offer. We believe such benchmarking will be an important tool for evaluating our executive compensation and ensuring that it remains competitive. We have not yet selected peer companies for these benchmarking purposes, although we currently expect to select peer companies from among those retail companies that have annual sales ranging from $150.0 million to $1.0 billion, with three- and five-year sales compound annual growth rates of at least 10%, but generally excluding those that are predominantly Internet- or catalog-based.

Policy on Code Section 162(m)

As a private company, prior to the consummation of our IPO, we were not subject to the limits on deductibility of compensation set forth in Section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly-held companies a tax deduction for annual compensation in excess of $1.0 million paid to their chief executive officer or any of their four other most highly compensated executive officers employed on the last day of a given year, unless their compensation is based on qualified performance criteria. Subject to certain transition rules that apply to companies that first become publicly held in connection with an initial public offering such as our IPO, to qualify for deductibility, these criteria must be established by a committee of independent directors and approved, as to their material terms, by that company’s stockholders. In future years, we intend to structure our bonus and equity incentive programs so that they qualify as performance-based compensation under Section 162(m). However, our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we match 50% of each employee’s contributions to the 401(k) plan up to a maximum of 3% of the employee’s base salary. The employer matching contribution vests based on the employee’s years of service.

The Board has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive officer’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon that review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Martin F. Roper, Chairperson

Macon F. Brock, Jr.

Richard D. Tadler

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or have ever been an officer or employee of the Company. None of our executive officers serves or has served as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Annual Compensation of Executive Officers

Summary Compensation Table

The following table and descriptions set forth information concerning compensation paid to or earned by our president and chief executive officer, chief financial officer, and the three other most highly compensated individuals who were serving as executive officers of the Company at the end of the 2007 fiscal year and whose annual salary and bonus exceeded $100,000 during the 2007 fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)	Total ($)
Jeffrey W. Griffiths(2)	2007	500,000	312,500	698,438	—	8,495	1,519,432
President and chief	2006	144,230	171,233	174,609	—	—	490,072
executive officer

Daniel E. Terrell(3)	2007	191,250	162,500	214,603	—	2,499	570,853
Chief financial officer	2006	134,750	33,750	53,651	—	2,605	224,756

Tyler Greenan(4)	2007	226,539	71,875	643,807	—	17,608	959,829
Vice president, store	2006	47,730	—	160,952	282,952	12,799	504,433
operations

Robert M. Morrison(5)	2007	281,029	132,700	214,603	—	12,527	640,859
Senior vice president, store	2006	274,055	51,563	53,651	—	5,298	384,567
operations

Thomas D. Sullivan(6)	2007	300,000	187,500	—	—	14,038	501,538
Founder and chairman of	2006	299,091	150,000	—	—	9,205	458,296
the Board

(1)	The amounts in this column reflect the dollar amount of stock-based compensation expense recognized in 2007 for financial reporting purposes under SFAS 123R with respect to option awards by each Named Executive Officer, but disregarding estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to these valuations, see “Summary of Significant Accounting Policies—Stock-Based Compensation” in Note 5 to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 12, 2008.
(2)	All other compensation for 2007 includes $8,495 in group health plan contributions and life insurance premiums.
(3)	Option Awards for 2007 include $107,302 of stock-based compensation expense related to the accelerated vesting of certain stock options as a result of the IPO. All other compensation includes $2,499 and $2,605 in group health plan contributions and life insurance premiums for 2007 and 2006, respectively.
(4)	Option Awards for 2007 include $321,904 of stock-based compensation expense related to the accelerated vesting of certain stock options as a result of the IPO. All other compensation for fiscal 2007 includes $12,437 and $7,684 in health benefits, group health plan contributions and life insurance premiums for 2007 and 2006, respectively, and $5,171 and $5,115 in matching contributions to our 401(k) plan in 2007 and 2006, respectively.

(5)	Option Awards for 2007 include $107,302 of stock-based compensation expense related to the accelerated vesting of certain stock options as a result of the IPO. All other compensation includes $7,887 and $5,298 in group health plan contributions and life insurance premiums for 2007 and 2006, respectively, and $4,640 in matching contributions to our 401(k) plan in 2007.
(6)	All other compensation includes $7,288 and $2,605 in health benefits, group health plan contributions and life insurance premiums for 2007 and 2006, respectively, and $6,750 and $6,600 in matching contributions to our 401(k) plan for 2007 and 2006, respectively.

Grants of Plan-Based Awards

No Named Executive Officer received any grant of a plan-based award during the fiscal year ended December 31, 2007.

Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Jeffrey W. Griffiths. Pursuant to the employment agreement entered into between the Company and Jeffrey W. Griffiths, Mr. Griffiths has been employed as our president and chief executive officer for a four-year term commencing September 18, 2006. The agreement provides for an annual base salary of $500,000, which may be increased based on an annual performance review. In addition, the Board in its discretion may award Mr. Griffiths an annual performance bonus, based on our financial performance and Mr. Griffiths’ job performance. Under the agreement, Mr. Griffiths was granted options to purchase 745,000 shares of our stock (approximately 3% of our outstanding shares at that time) at fair market value as of October 18, 2006 (determined based on a valuation of the stock as of October 1, 2006). The options vest 25% on each of the first four anniversaries of the grant, provided that the options will become fully vested upon the occurrence of a “Griffiths Agreement Sale Event” (defined as (i) our dissolution or liquidation, (ii) a sale of all or substantially all of our assets or (iii) a merger, reorganization or consolidation in which our stock is converted into or exchanged for securities of a successor entity and the holders of a majority of voting power prior to the transaction do not hold a majority of voting power of the successor entity following the transaction).

The agreement also provides for certain payments in the event of termination, as described below. Mr. Griffiths is bound under the agreement by a confidentiality provision, and non-competition and non-solicitation clauses that apply to his employment and for a period of two years following the later of the date of termination of his employment and the date (if any) that a court enters a judgment enforcing the relevant provision.

Letter Agreement with Robert M. Morrison. On December 28, 2005, we entered into an offer letter agreement with Robert M. Morrison, our senior vice president, store operations. Under the agreement, Mr. Morrison’s base salary for his first year of employment was $275,000. He is eligible for an annual bonus as discussed in more detail above in “Compensation Discussion and Analysis.” In conjunction with the commencement of his employment with us, we made an initial grant to Mr. Morrison of an option to purchase 114,760 shares of our common stock.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding stock option awards as of the end of the 2007 fiscal year for each of the Named Executive Officers. We did not grant any other equity awards to any of our Named Executive Officers during 2007 or any previous year.

Outstanding Equity Awards at Fiscal Year-End 2007

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jeffrey W. Griffiths(1)	186,250	558,750	7.83	10/18/2016
Daniel E. Terrell(2)	57,380	57,381	7.58	7/13/2016
Tyler C. Greenan(2)	172,141	172,141	7.58	7/13/2016
Robert M. Morrison(2)	57,380	57,381	7.58	7/13/2016
Thomas D. Sullivan	—	—	—	—

(1)	The grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant of October 18, 2006.
(2)	The grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant of July 13, 2006; provided, however, vesting was accelerated by one year as a result of our IPO.

Option Exercises

During the fiscal year ended December 31, 2007, none of our Named Executive Officers exercised any stock options.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007, with respect to compensation plans under which shares of our common stock are authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders
2004 Stock Option and Grant Plan(1)(2)	1,767,692		$7.76		—
2006 Equity Plan for Non-Employee Directors(1)(3)	79,155		7.58		—
2007 Equity Compensation Plan(1)(4)	201,300	(5)	11.00	(6)	2,251,853
Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	2,048,147		$7.95	(6)	2,251,853

(1)	In 2007, the Board adopted, and the stockholders approved, the 2007 Equity Compensation Plan to succeed the 2004 Stock Option and Grant Plan and the 2006 Equity Plan for Non-Employee Directors. As a result, no further awards will be granted under the 2004 Stock Option and Grant Plan or the 2006 Equity Plan for Non-Employee Directors.
(2)	The 2004 Stock Option and Grant Plan, which we refer to as the 2004 Plan, permitted the grant of incentive and non-qualified stock options and restricted and unrestricted stock awards to our officers, employees, consultants and other key persons (including prospective employees).
(3)	The 2006 Equity Plan for Non-Employee Directors, which we refer to as the 2006 Director Plan, permitted the grant of non-qualified stock options and restricted and unrestricted stock awards to our non-employee directors.
(4)	The 2007 Equity Compensation Plan, which we refer to as the 2007 Plan, permits the grant of non-qualified and incentive stock options and other stock-based awards, including, without limitation, restricted stock, restricted stock units, unrestricted stock awards and stock appreciation rights, to our employees, non-employee directors and other service providers. Award grants may be made with the intention of qualifying under the requirements of Section 162(m) of the Internal Revenue Code as performance-based compensation. The 2007 Plan is administered by our Compensation Committee. There are 4,300,000 shares of our common stock authorized for issuance, subject to adjustment and reduced by (i) any shares that have been issued under the 2004 Plan or the 2006 Director Plan, and (ii) any shares that are subject to outstanding awards under the 2004 Plan or the 2006 Director Plan that have not been forfeited or cancelled. No more than 1,500,000 shares may be issued under the 2007 Plan as restricted stock (either as a separate award or to settle restricted stock units) or unrestricted stock.
(5)	Includes stock options to purchase 120,000 shares, at a weighted-average exercise price of $11.00 and 81,300 restricted stock units.
(6)	Weighted average exercise price of outstanding options; excludes restricted stock units.

Potential Payments Upon Termination or Change of Control

Under his employment agreement, in the event of his disability or death, Mr. Griffiths is entitled to receive a prorated portion of his annual performance bonus. If (a) we terminate Mr. Griffiths’ employment without Cause (as defined in his agreement), (b) Mr. Griffiths terminates his employment within 60 days following a “Griffiths Agreement Sale Event” (as defined above under the description of Mr. Griffiths’ employment agreement) that results in a material reduction in his compensation or responsibilities or (c) Mr. Griffiths terminates his employment for Good Reason (as defined in his agreement), Mr. Griffiths is entitled to receive two times his base salary in either a lump sum or installments (at his election) and a prorated portion of his annual performance bonus. Upon the occurrence of a Griffiths Agreement Sale Event, Mr. Griffiths’ options will become fully vested. If his employment had been terminated without cause or he had terminated his employment for Good Reason on December 31, 2007, we would have paid Mr. Griffiths $1 million.

Our other Named Executive Officers are not entitled to any severance payments upon termination of their employment or in connection with a change in control of us. If a change in control occurs, which constitutes a “2004 Plan Sale Event” (as defined under the 2004 Stock Option and Grant Plan), the options held by our Named Executive Officers, as set forth in the Outstanding Equity Awards at Fiscal Year-End 2007 table above (other than options held by Mr. Griffiths, which would vest pursuant to his employment agreement as described above) would vest with respect to 50% of the unvested portion of the options. If such options were not assumed by us or a successor of us, the options would terminate upon the occurrence of a 2004 Plan Sale Event and optionees would be given a specified period of time prior to the transaction to exercise outstanding options that were then exercisable or (subject to consummation of the 2004 Plan Sale Event) that would become exercisable as of the effective time of the 2004 Plan Sale Event. If the options were assumed or continued by us or any successor of us, they would become fully vested if the optionee’s employment were terminated without “cause” or by the optionee for “good reason” (in each case, as defined in the applicable stock option grant agreements) within 18 months following the 2004 Plan Sale Event. If a change in control that constituted a 2004 Plan Sale Event occurred as of December 31, 2007, the option spread for the options held by each of our Named Executive Officers would have been as follows: Mr. Griffiths, $864,200; Mr. Terrell, $121,360; Mr. Morrison, $121,360; Mr. Greenan, $364,078.

Other Agreements with Executive Officers

We have entered into employee confidentiality and non-compete agreements with certain of our executive officers, and we have entered into stock option agreements containing certain restrictive covenants with other of our executive officers, and we have entered into both agreements with two of our executive officers. Each employee confidentiality and non-compete agreement provides that the executive generally will not disclose, either during or after employment, our proprietary information, and will not compete with us or solicit our customers, suppliers or employees for the duration of the executive’s employment and for a period of 24 months following termination of employment. The restrictive covenants of each stock option agreement provide that the executive generally will not disclose our proprietary information, compete with us or solicit our customers, suppliers or employees for the duration of the executive’s employment and for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

Prior to our IPO, Mr. Tadler and directors who were our employees did not receive compensation for their service on the Board or any Board committee. Each of our other non-employee directors (Messrs. Roper, Moore and Presley) received an annual retainer fee of $15,000, payable quarterly in increments of $3,750. This retainer fee covered annual services, including participation in up to six board meetings. If Messrs. Roper, Moore and Presley attended more than six meetings during the year, they would have been entitled to receive meeting fees of $2,500 per meeting attended in person or $1,000 per meeting attended by telephone. Directors also were reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.

Upon completion of our IPO, directors who are our employees continued to receive no compensation for their service on the Board or any Board committee. Each of our non-employee directors (including Mr. Tadler) now receives an annual cash retainer of $25,000 and an annual grant of restricted stock units with a one-year vesting period, not to exceed an amount of approximately $65,000 based upon the closing price of our common stock at the end of the day on which the Company holds the Annual Meeting. Our non-employee directors have the opportunity to take the cash portion of their retainers in our common stock. In addition, our non-employee directors receive the following annual retainers for serving on the following specified committees:

•	$15,000 for serving as the chairperson of the Audit Committee;

•	$7,500 for serving as the chairperson of the Compensation Committee;

•	$5,000 for serving as the chairperson of the Nominating and Corporate Governance Committee;

•	$7,500 for serving as a member (but not the chairperson) of the Audit Committee;

•	$3,750 for serving as a member (but not the chairperson) of the Compensation Committee; and

•	$2,500 for serving as a member (but not the chairperson) of the Nominating and Corporate Governance Committee.

Directors are reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. At the 2008 Annual Meeting, we will also pay the non-employee directors the prorated amount of their retainers for the period between the IPO and the Annual Meeting.

The following table sets forth compensation earned by our directors in their capacities as such in the fiscal year ended December 31, 2007.

Director Compensation in Fiscal 2007

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Macon F. Brock, Jr(3).	$4,425	$—	$4,425
Douglas T. Moore	$18,182	$49,340	$67,522
John M. Presley	$18,894	$49,340	$68,234
Martin F. Roper	$18,538	$49,340	$67,878
Richard D. Tadler(4)	$4,096	$—	$4,096

(1)	The directors have indicated to the Company that they intend to take the portion of their retainers for the period between the IPO and December 31, 2007 in our common stock, which will be granted after the 2008 Annual Meeting.

(2)	The amounts in this column reflect the dollar amount of compensation expense recognized in 2007 for financial reporting purposes under SFAS 123R with respect to option awards held by each director, but disregarding estimated forfeitures related to service-based vesting conditions. Messrs. Roper, Moore and Presley were each granted 26,385 stock options on July 13, 2006 with a grant date fair market value computed in accordance with SFAS 123(R) of $3.74 per stock option. These stock options were to vest over a four-year period, although during 2007, the vesting schedule was accelerated by one year as the IPO served as a triggering event for acceleration. For a discussion of the assumptions relating to these valuations, see “Summary of Significant Accounting Policies—Stock-Based Compensation” in Note 1 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007. The aggregate number of shares of our common stock underlying options held by each of the non-employee directors on December 31, 2007 were as follows: Messrs. Moore, Presley and Roper each held 26,385, Messrs. Brock and Tadler each held none.
(3)	Mr. Brock became a member of the Board after the completion of our IPO in November 2007.
(4)	Mr. Tadler was not eligible to receive compensation pursuant to our pre-IPO director compensation policy.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of our common stock by each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock of the Company and the shares of common stock owned by each director of the Company, by each named executive officer, and all of our directors and executive officers as a group as of March 25, 2008. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
5% or Greater Owners
Thomas D. Sullivan(3)	10,832,767	40.5%
TA Associates Funds(4)	5,885,351	22.0%
John Hancock Tower 200 Clarendon Street, 56th Floor Boston, MA 02116
Maverick Capital, Ltd.(5)	2,037,735	7.6%
300 Cresent Court, 18th Floor Dallas, TX 75201

Directors and Executive Officers
Macon F. Brock, Jr.(6)	9,400	*
Tyler C. Greenan(7)	172,141	*
Jeffrey W. Griffiths(8).	196,250	*
Douglas T. Moore(7)	13,193	*
Robert M. Morrison(9)	58,480	*
John M. Presley(7)	13,193	*
Martin F. Roper(7)	13,193	*
Thomas D. Sullivan(3)	10,832,767	40.5%
Richard D. Tadler(10)	5,885,351	22.0%
Daniel E. Terrell(9)	59,380	*
All executive officers and directors as a group (17 persons)	17,371,113	63.4%

*	Represents beneficial ownership of less than 1%.
(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 26,746,702 shares of our common stock outstanding as of March 25, 2008. In accordance with SEC rules, percent of class as of March 25, 2008 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.
(3)	With respect to shares owned, this figure includes an estimate of 853,853 shares that may be transferred from Mr. Sullivan to Kevin Sullivan pursuant to the Variable Plan. The matter is currently subject to an arbitration proceeding and the actual number of shares transferred may be more or less than the estimated share count.

(4)	Amounts shown reflect the aggregate number of shares of common stock held by TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA Investors II, L.P. (collectively, the “TA Associates Funds”). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of common stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates, Inc.: Messrs. Jonathan M. Goldstein, A. Bruce Johnston, C. Kevin Landry and Richard D. Tadler. Mr. Tadler is a managing director of TA Associates, Inc., the manager of the general partner of TA IX L.P., the general partner of the general partner of TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P., and the general partner of TA Investors II, L.P. According to a Schedule 13G filed with the SEC on February 14, 2008, TA IX L.P. reported that TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA Investors II L.P. has the sole power to vote and dispose of 4,670,242, 1,008,918, 95,623, 17,163 and 93,405 shares of our common stock, respectively.
(5)	According to a Schedule 13G filed with the SEC on February 14, 2008, Maverick Capital, Ltd. has sole power to vote and dispose of 2,037,735 shares of our common stock. Maverick Capital, LLC is the general partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.
(6)	Consisting entirely of shares currently owned.
(7)	Consisting entirely of shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or become exercisable within 60 days.
(8)	Including 186,250 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or become exercisable within 60 days.
(9)	Including 57,380 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or become exercisable within 60 days.
(10)	All shares attributed to Mr. Tadler are owned directly by the TA Associates Funds (defined above in Note 4). Mr. Tadler is a managing director of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.’s interest in us. Mr. Tadler disclaims beneficial ownership of all such shares beneficially owned by TA Associates, Inc., except to the extent of his pecuniary interest therein. See Note 4 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities.

The Company believes that during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of our common stock were complied with, except that due to administrative oversight, a transaction for the purchase of common stock by each of Messrs. Brock and Morrison and an award of stock options to each of Mr. Boucher and Ms. Eaton were not timely reported on Form 4. In making this statement, the Company has relied solely on a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) and representations of our directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our IPO, the Company adopted a formal written policy concerning related party transactions. Under that policy, a related party transaction is a transaction, arrangement or relationship involving the Company or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (i) a director, executive officer or employee of the Company or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person. The Audit Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within the Company’s policy, and should be ratified and approved by the Board. At least annually, management will provide the Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by the policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Audit Committee, taking into account factors as it deems appropriate and relevant.

Currently, the only related person transactions are the transactions with Tom Sullivan, our founder and chairman, and TA Associates, all as described in more detail below. These arrangements were entered into prior to the Company’s establishment of its related party transaction policy.

Relationship with the TA Associates Funds

In 2004, we entered into a registration rights agreement with the TA Associates Funds that relates to shares of our common stock held by them at any time. Subject to certain exceptions, including our right to defer a demand registration under certain circumstances, under the registration rights agreement the TA Associates Funds can require us to register for public sale under the Securities Act of 1933 all shares of common stock they request be registered at any time after May 7, 2008. Under the agreement, we must use our best efforts to qualify and remain qualified to register securities pursuant to a registration statement on Form S-3 under the Securities Act. The TA Associates Funds are also entitled to piggyback registration rights with respect to any future registration statement we file for an underwritten public offering of securities. We are responsible, subject to certain exceptions, for the expenses of any offering of the shares of the TA Associates Funds pursuant to the registration rights agreement. The registration rights agreement does not include a liquidated damages clause and provides no penalty for liquidated damages.

Leases Involving Mr. Sullivan

As of December 31, 2007, we leased our Toano finishing, distribution and headquarters facility, which includes a store location, and 23 of our other store locations from ANO LLC (“ANO”), a company that is wholly owned by Mr. Sullivan. The operating lease for our Toano facility has a base period that runs through December 31, 2019. Our store leases generally have five-year base periods and multiple five-year renewal periods. Our rent expense attributable to ANO was $2.4 million in 2007 and we expect a similar rent expense attributable to ANO in 2008. The future minimum payments under our leases with ANO as of December 31, 2007 total approximately $18.0 million.

As of December 31, 2007, we leased one store location each from Wood on Wood Road, Inc. (“Wood on Wood”) and BMT Holdings, LLC (“BMT”). Wood on Wood is wholly owned by Mr. Sullivan, and he has a 50% membership interest in BMT. Each lease is for a five-year base period and has a five-year renewal period. The lease with BMT is currently in the second year of its renewal period. Our rent expense attributable to Wood on Wood was $0.07 million in 2007. Our rent expense attributable to BMT was $0.05 million in 2007. We expect to incur similar rent expenses attributable to Wood on Wood and BMT in 2008. The future minimum payments under our leases with Wood on Wood and BMT as of December 31, 2007 total $26,000 and $190,000 respectively.

We believe that the leases that we have signed to date with ANO, Wood on Wood and BMT, which are described in more detail in Note 5 to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 12, 2008, are on fair market terms.

In addition, of our leases with lessors that are not owned in whole or in part by Mr. Sullivan, three were guaranteed by Mr. Sullivan as of December 31, 2007.

Other Matters Involving Mr. Sullivan

The Company is party to a stock-based agreement between Mr. Sullivan and his brother, Kevin Sullivan, a regional manager (or “Kevin”), accounted for as a variable performance plan (the “Variable Plan”). The Variable Plan was established to award Kevin a right (the “Variable Right”) to purchase an ownership position in our common stock directly from Mr. Sullivan for Kevin’s service to the Company. The ownership position was defined as a fixed percentage of 2.5% of the common stock on a fully diluted basis, as defined in the agreement, plus an additional ownership percentage based on certain performance criteria, primarily a comparison of the net income of the region under Kevin’s management to total Company net income on a trailing twelve-month basis. Under the Variable Plan agreement, the Company was required to determine the number of shares of common stock exercisable under the Variable Right at vesting. The common stock earned under the Variable Right would be contributed by Mr. Sullivan, and 1.5 million shares of common stock, which represented the maximum amount of shares Mr. Sullivan and Kevin believed would be earned under the Variable Plan, were placed in escrow by Mr. Sullivan to satisfy the Variable Right. The Company generally guarantees Mr. Sullivan’s performance under the Variable Plan.

The Variable Right fully vested and became exercisable in connection with the IPO. In accordance with the terms of the Variable Plan, the Company calculated that 853,853 shares of common stock had vested and were exercisable under the Variable Right. Kevin has disputed the Company’s share calculation and made other claims relating to the Variable Plan as more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007.

AUDITOR INFORMATION

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. Ernst & Young served as our independent registered public accounting firm for the fiscal years ended December 31, 2006 and December 31, 2007. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from stockholders and have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our principal accountant for each of the last two fiscal years.

	2006	2007
Audit Fees	$547,573	$1,414,269
Audit-Related Fees	73,321	5,610
Tax Fees	96,605	87,866

Total Fees	$717,499	$1,507,745

Audit fees: The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements for the fiscal quarters during the year and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards. Fees for the fiscal year ended December 31, 2007 also included $838,004 related to our IPO, which include SEC filings, comfort letters, consents and comment letters.

Audit related fees: The aggregate amount of fees billed to us by Ernst & Young for professional services related to consultations for stock-based compensation and internal control reviews for the fiscal year ended December 31, 2006 and related to consultations for stock-based compensation for the fiscal year ended December 31, 2007.

Tax fees: The aggregate amount of fees billed to us by Ernst & Young for professional services related to federal and state tax return preparation and tax planning services for fiscal years ended December 31, 2006 and December 31, 2007.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at its next scheduled meeting.

Prior to the IPO, we did not have an Audit Committee, therefore, services rendered in 2006 and 2007 were not pre-approved.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the Security and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The Audit Committee reviews and discusses the following matters with management and the Company’s independent registered public accounting firm, Ernst & Young LLP:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.

•	The Company’s disclosure controls and procedures, including internal control over financial reporting.

•	The independence of our registered public accounting firm.

The Audit Committee routinely meets with the Company’s internal auditors and independent registered public accounting firm, with and without management present.

The Audit Committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The Audit Committee relies without independent verification on the information provided to its members and on the representations made by management and the independent auditors. Accordingly, the Audit

Committee’s oversight does not provide an independent basis to determine that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America or that the audit of the Company’s consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards generally accepted in the United States of America.

Management has the primary responsibility for the preparation of the Company’s 2007 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the Audit Committee that the Company’s 2007 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, as amended, “Professional Standards,” these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent auditors’ judgment about the Company’s accounting controls and the quality of the Company’s accounting practices.

The Audit Committee has received from the independent auditors written disclosures and a letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors and considered the issue of their independence from the Company, including whether their performance of non-audit services is compatible with maintaining their independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE

John M. Presley, Chairperson

Douglas T. Moore

Martin F. Roper

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. We are asking the stockholders to ratify this selection. If our stockholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2009 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Toano, Virginia on or before December 12, 2008.

If a stockholder wishes to present a proposal at the 2009 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal: (1) must be received by the Company no later than December 12, 2008, (2) must present a proper matter for shareholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s amended and restated certificate of incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the Annual Meeting other than the matters discussed herein. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of an Annual Report of Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for the Company’s most recent fiscal year, may be found on the Company’s website, www.lumberliquidators.com. In addition, the Company will provide each beneficial owner of its securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Investor Relations Department, Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168.

VOTING PROXIES

The Board recommends an affirmative vote on both proposals discussed herein. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote, the shares represented by such proxies will be voted in favor of the nominees.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 15, 2008.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/LL
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of two Class I Directors for a three year term to hold office until the 2011 Annual Meeting of Stockholders.

	For	Withhold		For	Withhold	+
01 -Jeffrey W. Griffiths	☐	☐	02 - Martin F. Roper	☐	☐

	For	Against	Abstain
2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /
¡	C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

	1 U P X	0 1 7 1 8 4 1

2008 Annual Meeting

May 15, 2008, 11:00 AM

Lumber Liquidators, Inc.

Corporate Headquarters

3000 John Deere Road

Toano, VA 23168

To enroll to receive future proxy materials on-line, please go to www.computershare.com/us/ecomms

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Lumber Liquidators, Inc.

Notice of 2008 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2008

Jeffrey W. Griffiths and E. Livingston B. Haskell, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lumber Liquidators, Inc. to be held on May 15, 2008.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)